Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-293342 and 333-271382) and Form S-8 (No. 333-293397, 333-284345, and 333-264207) of Direct Digital Holdings, Inc. (the Company) of our report dated March 31, 2026, except for the effects of the April reverse stock split described in Note 2 and change in reportable segments described in Notes 1, 2, and 7, as to which the date is May 21, 2026, relating to the consolidated financial statements which appears in this Form 8K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

New York, New York
May 21, 2026